Filed pursuant to Rule 424(b)(5)

Registration No. 333-268935

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 28, 2024

Preliminary prospectus supplement
(To prospectus dated January 4, 2023)

Shares of Common Stock

We are offering $             of shares of our Common Stock, $0.001 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “MNPR.” On October 25, 2024, the last reported sale price of our Common Stock was $16.93 per share.

The aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $71.6 million based on 2,193,302 shares of outstanding Common Stock held by non-affiliates and a price per share of $32.66, the closing price of our Common Stock on October 24, 2024. Pursuant to General Instruction I.B.6 of Form S-3, we may not sell securities registered on Form S-3 with a value more than one-third of the aggregate market value of our Common Stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our Common Stock held by non-affiliates remains less than $75.0 million. In the event that the aggregate market value of our outstanding Common Stock held by non-affiliates equals or exceeds $75.0 million, then the one-third limitation on sales would not apply. We have sold aggregate gross proceeds of $4,675,426 of our Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement.

All historical share and per share information in this prospectus supplement gives retroactive effect to a 1 for 5 reverse stock split that became effective on August 12, 2024, as described in the documents incorporated herein by reference.

We have retained Rodman & Renshaw LLC (the “placement agent”) to use its reasonable best efforts to solicit offers to purchase shares of our Common Stock in this offering. The placement agent has no obligation to purchase any of the shares of Common Stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of Common Stock. Because there is no minimum offering amount required as a condition to closing in this offering the actual public amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below and to provide certain other compensation to the placement agent. See “Plan of Distribution” on page S-17 of this prospectus supplement for more information regarding these arrangements.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and a “smaller reporting company” as defined under Rule 405 of the Securities Act, and as such, we have elected to comply with certain reduced public company reporting requirements. See ‘‘Prospectus Supplement Summary— Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to purchase our Common Stock.

	Per share	Total

Public offering price	$	$
Placement agent fees (1)	$	$
Proceeds to Monopar, before expenses	$	$
(1)

We will pay the placement agent a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this offering. We will also reimburse the placement agent for its expenses up to $40,000. See “Plan of Distribution” beginning on page S-17 of this prospectus supplement for additional disclosure regarding the placement agent fees.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

We expect to deliver the Common Stock to purchasers against payment therefor on or about                   , 2024.

Rodman & Renshaw LLC

The date of this prospectus supplement is             , 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 (File No. 333-268935) that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this prospectus supplement, we may offer and sell our Common Stock from time to time as described herein.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our shares of Common Stock and also supplements information contained in the accompanying prospectus. The second part, the accompanying prospectus dated January 4, 2023, gives more general information, some of which may not apply to this offering.

This prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

In addition, to the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any earlier dated document incorporated by reference herein, on the other hand, you should rely on the information in this prospectus supplement. Additional prospectus supplements or free writing prospectuses or documents filed after the date hereof that are deemed incorporated by reference herein may modify and supersede the information in this prospectus supplement. We urge you to carefully read this prospectus supplement and any additional prospectus supplements or related free writing prospectuses, together with the information incorporated herein and therein by reference as described under the heading “Incorporation of Documents by Reference,” before buying any of our Common Stock being offered.

You should rely only on the information that we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or related free writing prospectuses that we may authorize to be provided to you. We have not, and the placement agent has not, authorized anyone to provide you with different information. No other dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus or any additional prospectus supplements or related free writing prospectuses that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only our Common Stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus and any additional prospectus supplements or related free writing prospectuses is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any additional prospectus supplements or related free writing prospectuses, or any sale of our Common Stock.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus supplement and the accompanying prospectus, the terms “we”, “us”, “our”, “Company”, “Monopar Therapeutics” and “Monopar” refer to Monopar Therapeutics Inc., a Delaware corporation.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information incorporated by reference into this Prospectus supplement, and the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-7.

Overview

Monopar Therapeutics is a clinical-stage biotechnology company with late-stage ALXN-1840 for Wilson disease, and radiopharma programs including Phase 1-stage MNPR-101-Zr for imaging advanced cancers, and Phase 1a-stage MNPR-101-Lu and late preclinical-stage MNPR-101-Ac225 for the treatment of advanced cancers.

Recent Developments

ALXN-1840 License Agreement

On October 23, 2024, the Company executed a License Agreement effective October 23, 2024 (the “License Agreement”) with Alexion Pharmaceuticals, Inc. (“Alexion, AstraZeneca Rare Disease” or “Alexion”), pursuant to which Alexion, AstraZeneca Rare Disease granted the Company an exclusive worldwide license for the development and commercialization of ALXN-1840, a drug candidate for Wilson disease that has progressed through a Phase 3 clinical trial that met its primary endpoint (the “Licensed Product”).

As initial upfront consideration for the License Agreement, the Company issued Alexion 387,329 shares (the “Initial Shares”) of Common Stock (representing a 9.9% beneficial ownership interest in the Company upon issuance) and the Company has agreed to make an upfront cash payment of $4.0 million, which shall be payable in two installments, including  a $1.0 million cash payment at the time of signing and a $3.0 million cash payment within ninety (90) days. Additionally, Alexion is eligible to receive milestones and royalties, as further described below.

The Initial Shares were issued pursuant to a separate Common Stock Investment Agreement, also dated October 23, 2024, between the Company and Alexion (the “Equity Agreement”). Pursuant to the Equity Agreement, the Company agreed to anti-dilution provisions that entitle Alexion to additional shares (together with the Initial Shares, the “Shares”) of Common Stock so that the total number of Shares issued thereunder continue to represent 9.9% of outstanding shares after any subsequent issuances of Common Stock through the next $25.0 million of common equity capital raised by the Company, subject to a maximum of 705,015 Shares (inclusive of the Initial Shares) unless the Company obtains stockholder approval. The Equity Agreement also entitles Alexion to customary registration rights and the Company agreed to file a resale registration statement within forty-five (45) days.

As additional consideration, the Company will be obligated to pay Alexion aggregate milestone payments of up to $94.0 million, including regulatory approval and sales related milestone payments. Alexion is also entitled to receive tiered royalties based on net sales in the low to mid-double digit range. Alexion has a right of first negotiation regarding any rights that the Company intends to sublicense, and will receive a percentage in the mid-double digits of sublicensing income received by Company until the Licensed Product achieves sales.

The Company shall use commercially reasonable efforts to develop and commercialize the Licensed Product. Among other termination events described in the License Agreement, either party may terminate the agreement in the event of an uncured material breach of the agreement following written notice, and the Company may terminate the agreement for convenience upon 90 days prior written notice to Alexion. The Company is also assuming a third party agreement from Alexion under which the Company will owe the third party a single digit millions cash milestone payment upon regulatory approval in Europe and a single digit percentage royalty on net sales in Europe.

The above summary of the License Agreement and Equity Agreement is not complete and is subject to the full terms and conditions of such agreements, which are attached as Exhibits 10.1 and 10.2 to the Form 8-K filed by the Company on October 24, 2024, which is incorporated herein by reference.

ALXN-1840 Program and Wilson Disease

Wilson disease is a rare and progressive genetic condition in which the body’s pathway for removing excess copper is compromised. It affects one in 30,000 live births in the US. Over time this results in the build-up of toxic copper levels in the liver, brain, and other organs, leading to damage that greatly impacts a patient’s life. Patients can develop a wide range of symptoms, including liver disease and/or psychiatric or neurological symptoms, such as personality changes, tremors and difficulty walking, swallowing or talking. In some cases, the damage and loss of function may be irreversible.

ALXN-1840 (bis-choline tetrathiomolybdate) is an investigational once-daily, oral medicine in development for the treatment of Wilson disease. This novel molecule is designed to selectively and tightly bind and remove copper from the body’s tissues and blood. ALXN-1840 has been granted Orphan Drug Designation in the United States and orphan designation in the European Union for Wilson disease.

A pivotal Phase 3 trial with ALXN-1840 has been completed, which met its primary endpoint. The primary endpoint assessed copper mobilization over 48 weeks, defined as daily mean AUEC (Area Under the Effect Curve) for dNCC (directly measured non-ceruloplasmin-bound copper). In the trial, 214 patients were enrolled, and the trial was randomized, rater-blinded, and multi-centered, designed to evaluate the efficacy and safety of ALXN-1840 versus standard-of-care (SoC) in patients with Wilson disease aged 12 years and older. In the trial, people taking ALXN-1840 experienced rapid copper mobilization, with a response at four weeks and sustained through the 48 weeks. The primary endpoint demonstrated three-times greater copper mobilization from tissues compared to the SoC arm (Least Square Mean Difference [LSM Diff] 2.18 µmol/L; p< 0.0001), including in patients who had been treated previously for an average of 10 years.

Alexion ended up terminating the ALXN-1840 program in Wilson disease based on review of results from Phase 2 mechanistic trials and discussions with regulatory authorities. The Phase 2 mechanism of action studies failed to meet their primary objectives of demonstrating net-negative copper balance in Wilson disease patients during short-term treatment with ALXN-1840 and reducing hepatic copper concentration after treatment with ALXN-1840. The decision not to progress the ALXN-1840 program in Wilson disease was not related to any safety signals.

In the near term, Monopar will be focusing on assembling a regulatory package and initiating discussions with the FDA. These activities will provide clarity on the additional capital needed for the program. As a result, the costs beyond the $4.0 million due at signing and within ninety (90) days will largely be consultant time along with patent maintenance. The near-term expenses are estimated to be less than $1.0 million to assemble the detailed regulatory package and maintain the patent portfolio.

The regulatory approval process can be lengthy, expensive and uncertain. The FDA and other regulatory agencies around the world could require us to perform additional nonclinical and/or clinical studies to obtain ALXN-1840 approval, which we may not be able to raise the capital to complete or the results of which may not meet the level of clinical or statistical significance required by the FDA and other regulatory agencies. What the FDA and other regulatory agencies require for approval could have a material impact on the timelines and/or capital required to get ALXN-1840 approved. Even if approved, market adoption could be slower or lower than expected, especially given competition from existing therapies or new ones that get approved. We are planning to initially focus on Wilson disease patients with more severe symptoms, and this population could end up being smaller than we are anticipating. This population could be further be reduced in size if the FDA or other regulatory agencies give us a more narrow label than anticipated. Being an orphan indication, this could result in a very small eligible patient population. Additionally, if the currently filed patents do not end up providing sufficient protection, we will be heavily reliant on the orphan drug designation protections in the US and EU.

Radiopharmaceutical Program Update

In October 2024, we announced that Monopar’s Phase 1a clinical trial for its novel therapeutic radiopharmaceutical MNPR-101-Lu (MNPR-101 conjugated to lutetium-177) is now active and recruiting patients with advanced cancers. The Phase 1a trial is an open-label dose-escalation study of MNPR-101-Lu in patients with solid tumors. The first clinical trial site activated for the study is the Melbourne Theranostic Innovation Centre (MTIC) in Australia. To help identify those patients most likely to benefit from MNPR-101-Lu, the trial will only be open to those participating in the ongoing MNPR-101-Zr Phase 1 imaging and dosimetry clinical trial.

Financing Needs

As of September 30, 2024, the Company’s cash and cash equivalents were approximately $6.0 million. Although this would allow us to make an upfront cash payment of $4.0 million, which shall be payable in two installments, including a $1.0 million cash payment at the time of signing and a $3.0 million cash payment within ninety (90) days under the License Agreement, as a result of Company’s continuing funding needs for its existing clinical and preclinical programs and operations along with additional spending expected to advance the ALXN-1840 program, the Company will require significant additional funding and expects to seek such additional capital in the near term.  While we intend to pursue such additional funding through equity offerings, whether through this prospectus supplement or through additional methods, we may also consider debt financing, strategic partnerships or other sources of capital that may be available.  Absent significant additional funding in the near term, we expect that our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, will include language indicating substantial doubt about the Company’s ability to continue as a going concern due to the need for additional financing in the next twelve (12) months.

Reverse Stock Split

Effective August 12, 2024, the Company implemented a 1 for 5 reverse stock split. All share and per share information in the prospectus supplement gives retroactive effect to the reverse stock split. The reverse stock split was implemented to regain compliance with the minimum bid price requirements under Nasdaq’s listing rules, which we did as of August 26, 2024. Additional information can be found in in the documents incorporated herein by reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

●

reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus;

●	an exception from compliance with the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until December 31, 2024, the fifth anniversary of our first sale of common equity securities pursuant to a U.S. registration.

The JOBS Act also permits us, as an emerging growth company, to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies and thereby allow us to delay the adoption of those standards until those standards would apply to private companies. We have irrevocably elected to avail ourselves of this exemption and therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure.

Corporate Information

We were formed as a Delaware limited liability company in December 2014, with the name Monopar Therapeutics, LLC. In December 2015, we converted to a Delaware C corporation. Our principal executive offices are located at 1000 Skokie Blvd, Suite 350, Wilmette, IL 60091. Our telephone number is (847) 388-0349. Our corporate website is located at www.monopartx.com. Any information contained in, or that can be accessed through our website, is not incorporated by reference in this prospectus supplement.

Trademark Notice

All trademarks, service marks and trade names in this prospectus supplement or the documents incorporated reference herein are the property of their respective owners. We have omitted the ® and ™ designations, as applicable, for the trademarks used herein.

THE OFFERING

The summary below contains the basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus carefully before making an investment decision.

Issuer	Monopar Therapeutics Inc., a Delaware corporation.

Common Stock Offered	shares of Common Stock.

Public Offering Price	$ per share of Common Stock.

Common Stock Outstanding After this Offering	shares.

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting placement agent fees and before estimated offering expenses, will be approximately $           million.

We expect to use the net proceeds from this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. See “Use of Proceeds.”

Nasdaq Symbol	“MNPR”

Risk Factors

An investment in our Common Stock involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and in our SEC reports incorporated herein by reference.

(1)

The Common Stock outstanding after the offering is based on 3,961,108 shares of our Common Stock outstanding as of October 25, 2024, and includes shares of Common Stock issued in this offering and additional shares of Common Stock issuable pursuant to the Equity Agreement (as defined herein) as a result issuances in this offering and excludes, as of that date, the following:

●	47,843 shares of Common Stock issuable upon the vesting of restricted stock units;
●	428,915 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $19.35 per share; and
●	776,167 shares of Common Stock reserved for future issuance under our 2016 Stock Incentive Plan. .

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before deciding to invest in our Common Stock, you should consider carefully the risk factors described below, together with the risk factors, and all of the other information, in our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent Quarterly Reports on Form 10-Q, as well as the risks, uncertainties and other information in subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement, all of which are incorporated by reference herein. This risk factor disclosure should be viewed together with all other information contained or incorporated by reference in this prospectus supplement and any additional prospectus supplements or free writing prospectuses that we have authorized for use in connection with this offering before you make a decision to invest in our Common Stock. If any of the following risks, or the risk factors incorporated by reference herein, were to materialize, our business, financial condition, results of operations, and future growth prospects could be materially and adversely affected. In that event, the market price of our Common Stock could decline, and you could lose part of or all of your investment in our Common Stock.

Risks Related to our Financial Condition and Capital Requirements

The following supplements the Risks Related to Financial Condition and Capital Requirements incorporated by reference herein:

We require significant additional funding in the near term.

As of September 30, 2024, the Company’s cash and cash equivalents were approximately $6.0 million. Although this would allow us to make an upfront cash payment of $4.0 million under the License Agreement, as a result of Company’s continuing funding needs for its existing clinical and preclinical programs and operations along with additional spending expected to advance the ALXN-1840 program, the Company will require significant additional funding and expects to seek such additional capital in the near term.  While we intend to pursue such additional funding through equity offerings, whether through this prospectus supplement or otherwise, we may also consider debt financing, strategic partnerships or other sources of capital that may be available.  Absent significant additional funding in the near term, we expect that our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, will include language indicating substantial doubt about the Company’s ability to continue as a going concern due to the need for additional financing in the next twelve (12) months.

Risks Related to Clinical Development and Regulatory Approval

The following supplements the Risks Related to Clinical Development and Regulatory Approval incorporated by reference herein:

There are risks and uncertainties associated with our newly-acquired ALXN-1840 program.

Although a pivotal Phase 3 trial with ALXN-1840 has been completed, which met its primary endpoint as described elsewhere in this prospectus supplement and the documents incorporated by reference herein, Alexion ended up terminating the ALXN-1840 program in Wilson disease based on review of results from Phase 2 mechanistic trials and discussions with regulatory authorities. The Phase 2 mechanism of action studies failed to meet their primary objectives of demonstrating net-negative copper balance in Wilson disease patients during short-term treatment with ALXN-1840 and reducing hepatic copper concentration after treatment with ALXN-1840. The decision not to progress the ALXN-1840 program in Wilson disease was not related to any safety signals.

In the near term, Monopar will be focusing on assembling a regulatory package and initiating discussions with the FDA. These activities will provide clarity on the additional capital needed for the program.

The regulatory approval process can be lengthy, expensive and uncertain. The FDA and other regulatory agencies around the world could require us to perform additional nonclinical and/or clinical studies to obtain ALXN-1840 approval, which we may not be able to raise the capital to complete or the results of which may not meet the level of clinical or statistical significance required by the FDA and other regulatory agencies. What the FDA and other regulatory agencies require for approval could have a material impact on the timelines and/or capital required to get ALXN-1840 approved. Even if approved, market adoption could be slower or lower than expected, especially given competition from existing therapies or new ones that get approved. We are planning to initially focus on Wilson disease patients with more severe symptoms, and this population could end up being smaller than we are anticipating. This population could be further be reduced in size if the FDA or other regulatory agencies give us a more narrow label than anticipated. Being an orphan indication, this could result in a very small eligible patient population. Additionally, if the currently filed patents do not end up providing sufficient protection, we will be heavily reliant on the orphan drug designation protections in the US and EU.

Risks Related to this Offering

The price of our Common Stock may decline and/or remain volatile.

The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that appear to be unrelated to the operating performance of particular companies.

Our Common Stock has experienced a significant price increase and volatility recently, including opening at $5.12 per share and closing at $32.66 per share on October 24, 2024, and closing at $16.93 on October 25, 2024.  The price per share of our Common Stock could significantly decrease and return to prior levels, and we may experience continued volatility and volume fluctuations. Our small public float and relatively low and inconsistent trading volumes exacerbate volatility.

We have broad discretion in the use of the net proceeds from this offering, and our use of those proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. We have not specifically allocated the amount of net proceeds that will be used for these purposes, and our management will have broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. In addition, we may not use the proceeds of this offering effectively or in a manner that increases our market value or enhances our profitability. We have not established a timetable for the effective deployment of the proceeds, and we cannot predict how long it will take to deploy the proceeds.

Future sales of substantial amounts of shares of our Common Stock, or the possibility that such sales could occur, could adversely affect the market price of our Common Stock.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed. The shares of Common Stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors, executive officers and certain substantial stockholders have agreed with the placement agent to a “lock-up,” pursuant to which neither we nor they will sell, hedge or otherwise dispose of any shares, for 30 days  and 60 days, respectively, after the closing of this offering pursuant to this prospectus supplement, subject to certain exceptions. See “Plan of Distribution.” Following the expiration of the applicable lock-up period, all these shares of our Common Stock will also be eligible for future sale. In the future, we may also issue our securities if we need to raise capital. As a clinical and preclinical stage biotechnology company, we will require substantial additional capital to further the development of our programs through potential approval and commercialization. We could also issues shares for acquisitions or strategic partnerships. The amount of shares of our Common Stock issued in in the future could constitute a material portion of our then-outstanding shares of Common Stock. Any perceived excess in the supply of our shares in the market could negatively impact our share price and any issuance of additional securities may result in additional dilution to you.

You will experience immediate and substantial dilution.

Because the price per share of our Common Stock being offered will be higher than the book value per share of our Common Stock, you will suffer immediate substantial dilution in the net tangible book value of the Common Stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Common Stock in this offering.

This is a reasonable best efforts offering, no minimum number or dollar amount of shares of Common Stock is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the shares of Common Stock in this offering. The placement agent has no obligation to buy any of the shares of Common Stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of Common Stock. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

Purchasers who purchase our shares of Common Stock in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including, but not limited to: (i) timely delivery of securities; (ii) agreement not to sell shares of Common Stock for 30 days from closing subject to certain exceptions; and (iii) indemnification for breach of contract.

We do not anticipate paying cash dividends and, accordingly, stockholders must rely on share appreciation for any return on their investment.

We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses and do not anticipate that we will declare or pay any cash dividends on our capital stock in the foreseeable future. See the section titled “Dividend Policy” in this prospectus supplement. In addition, our ability to pay dividends is limited by covenants of our existing and outstanding indebtedness and may be limited by covenants of any future indebtedness we incur. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our Common Stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, and any documents we incorporate by reference herein and in the accompanying prospectus, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus supplement and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●

our near term ability to raise sufficient funds in order for us to support continued clinical, regulatory and commercial development of our programs and to make contractual upfront and future milestone payments, as well as our ability to further raise additional funds in the future to support any existing or future product candidate programs through completion of clinical trials, the approval processes and, if applicable, commercialization;

●	our ability to raise funds on acceptable terms;
●	our ability to find a suitable pharmaceutical partner or partners to further our development efforts, under acceptable financial terms;
●

risks and uncertainties associated with our or any development partners' research and development activities, including preclinical studies, clinical trials, regulatory submissions, and manufacturing and quality expenses;

●	known and unknown risks associated with developing radiopharmaceutical therapeutics and imaging agents and de-coppering therapies;
●	the uncertainty of timeframes for our clinical trials and regulatory reviews for approval to market products;
●	our ability to address the fulfillment and logistical challenges posed by the potential time-limited shelf-life of our current radiopharmaceutical programs or future drug candidates;
●	our ability to obtain an adequate supply at reasonable costs of radioisotopes that we are currently using or that we may incorporate into our drug candidates;
●	uncertainties related to the regulatory discussions we intend to initiate related to ALXN-1840 and the outcome thereof;
●

the rate of market acceptance and competitiveness in terms of pricing, efficacy and safety, of any products for which we receive marketing approval, and our ability to competitively market any such products as compared to larger pharmaceutical firms;

●	the difficulties of commercialization, marketing and product manufacturing and overall strategy;
●	uncertainties of intellectual property position and strategy including new discoveries and patent filings;
●

our ability to attract and retain experienced and qualified key personnel and/or to find and utilize external sources of experience, expertise and scientific, medical and commercialization knowledge to complete product development and commercialization of new products;

●	the risks inherent in our estimates regarding the level of needed expenses, capital requirements and the availability of required additional financing at acceptable terms;
●

the impact of the U.S. Presidential and Congressional election results affecting the economy and future government laws and regulations including increased governmental control of healthcare and pharmaceuticals, resulting in direct price controls driving lower prices, other governmental regulations affecting cost requirements and structures for selling therapeutic or imaging products, and recent governmental legislation affecting other industries which may indirectly increase our costs of obtaining goods and services and our cost of capital;

●	the uncertain impact any resurgence of COVID-19 or another pandemic could have on our ability to advance our clinical programs and raise additional financing;

●

the cumulative impact of domestic and global inflation, volatility in financial markets and/or the potential for an economic recession increasing our costs of obtaining goods and services or making financing more difficult to obtain on acceptable terms or at all;

●

the uncertain impact of the Russia-Ukraine war or the Israel-Hamas war on our clinical material manufacturing expenses and timelines, as well as on general political, economic, trade and financial market conditions; and

●	uncertainty of our financial projections and operational timelines and the development of new competitive products and technologies

Although we believe that the risk assessments identified in such forward-looking statements are appropriate, we can give no assurance that such risks will materialize. Any forward-looking statements in this prospectus supplement reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances projected in this information.

You should read this prospectus supplement and the documents that we reference in this prospectus supplement with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting placement agent fees and before estimated offering expenses, will be approximately $           million.  However, because this is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus supplement.

We intend to use the net proceeds of this offering for our operations, including, but not limited to, general corporate purposes, which may include research and development expenditures, clinical trial expenditures, manufacture and supply of product and working capital. The precise amount, use, and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities and/or savings accounts.

DILUTION

If you purchase our shares of Common Stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our Common Stock outstanding.

Our historical net tangible book value as of June 30, 2024, was $6.1 million, or $1.73 per share of our Common Stock based on 3,520,427 shares of Common Stock outstanding as of such date. Based on 3,961,108 shares of Common Stock outstanding as of October 25, 2024, which gives effect to shares of Common Stock issued subsequent to June 30, 2024 primarily as a result of the issuance of shares of Common Stock pursuant to the Equity Agreement (the “Pro Forma Adjustments”), our pro forma net tangible book value as of June 30, 2024 was $1.54 per share.

After giving further effect to the sale by us of shares our Common Stock in this offering at an offering price of $ per share, for net proceeds of $ million, after deducting the placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2024, would have been $ million, or $ per share. This represents an immediate increase in net tangible book value per share of $ to existing stockholders and immediate dilution of $ in net tangible book value per share to new investors purchasing our Common Stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed price per share paid by new investors. The following table illustrates this dilution on a per share basis.

Public Offering Price Per Share		$
Historical Net Tangible Book Value Per Share as of June 30, 2024	$1.73
Pro Forma Net Tangible Book Value Per Share as of June 30, 2024	$1.54
Increase in Pro Forma Net Tangible Book Value Per Share After Giving Effect to this Offering
Pro Forma As Adjusted Net Tangible Book Value Per Share as of June 30, 2024, After Giving Effect to this Offering		$
Dilution in Net Tangible Book Value Per Share to New Investors in the Offering		$

Except as described above with respect to share amounts, no adjustments have been made based on changes occurring after June 30, 2024. The foregoing information, as of June 30, 2024, excludes:

●	69,831 shares of Common Stock issuable upon the vesting of restricted stock units;
●	420,743 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $20.22 per share; and
●	369,456 shares of Common Stock reserved for future issuance under our 2016 Stock Incentive Plan.

The foregoing information gives retroactive effect to a 1 for 5 reverse stock split that became effective on August 12, 2024, but not the increase in the Stock Incentive Plan pool approved at our 2024 Annual Meeting of Stockholders, and as described in the documents incorporated herein by reference.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in the operation of our business and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Any future determination to declare and pay dividends will be made at the discretion of our Board and will depend on various factors, including applicable laws, our results of operations, our financial condition, our capital requirements, general business conditions, our future prospects and other factors that our Board may deem relevant. Additionally, our ability to pay dividends on our capital stock could be limited by terms and covenants of any future indebtedness. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.

DESCRIPTION OF CAPITAL STOCK

We have the authority to issue 40,000,000 shares of Common Stock, $0.001 par value. As of October 25, 2024, there were 3,961,108 shares of our Common Stock issued and outstanding.

Common Stock

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Shares of our Common Stock do not have cumulative voting rights. The election of our Board of Directors (“Board”) is decided by a plurality of the votes cast at a meeting of our stockholders by the holders of stock entitled to vote in the election.

Dividends

Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board out of funds legally available therefor.

Liquidation

Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors.

Rights and Preferences

Our stockholders have no preemptive rights to acquire additional shares of our Common Stock or other securities. The shares of our Common Stock are not subject to redemption.

Preferred Stock

We have no preferred stock authorized or outstanding.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election of Director by Plurality of Shares; Vacancies

Our Amended and Restated By-laws provide that directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, a quorum being present at such meeting. There is no cumulative voting, meaning that Directors may be elected with a vote of holders of less than a majority of the outstanding common stock.

Our Amended and Restated By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our Amended and Restated By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that may be favored by the holders of a majority of our outstanding voting securities.

Super Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Amended and Restated By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Registration Rights

We are subject to an agreement with TacticGem, LLC (“TacticGem”), our largest stockholder, which obligates us to file a Form S-3 or other appropriate form of registration statement covering the resale of any of our common stock by TacticGem, or its members Gem Pharmaceuticals, LLC, or Tactic Pharma, LLC, upon direction by TacticGem. Through the date hereof, TacticGem has not required us to file such a resale registration statement, although there can be no assurance we will not be required to do so in the future.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNPR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC (“VStock”). VStock’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We have engaged Rodman & Renshaw LLC (the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the shares of Common Stock. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its reasonable best efforts to arrange for the sale of such securities by us. Therefore, we may not sell all of the shares of Common Stock being offered. The terms of this offering were subject to market conditions and negotiations between us, the placement agent and prospective investors. The placement agent will have no authority to bind us. This is a reasonable best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. The placement agent may retain sub-agents and selected dealers in connection with this offering.

Certain investors purchasing the securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include:

●

standard issuer representations and warranties on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation, labor or other compliance issues, environmental, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●

covenants regarding matters such as no integration with other offerings, filing of an 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of Common Stock, and no subsequent equity sales for 30 days.

Delivery of the shares of Common Stock offered hereby is expected to occur on or about         , 2024, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the placement agent a total cash fee equal to seven percent (7.0%) of the gross proceeds received in the offering. We will also pay the placement agent for reasonable documented out-of-pocket expenses in an amount up to $40,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the placement agent’s cash fee of seven percent (7.0%) of the gross proceeds and expenses, will be approximately $              million. After deducting the fees due to the placement agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $          million.

The following table shows the per share and total cash fees we will pay to the placement agent in connection with the sale of the Common Stock pursuant to this prospectus supplement.

	Per Share	Total
Public offering price
Placement agent’s fees
Proceeds to us, before expenses

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the placement agent. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 30 days and 60 days, respectively, following the date of closing of the offering pursuant to this prospectus supplement. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice.

Other Relationships

From time to time, the placement agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Regulation M Compliance

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Listing and Transfer Agent

Our Common Stock is listed on Nasdaq and trades under the symbol “MNPR.” The transfer agent for our Common Stock is VStock Transfer, LLC.

Electronic Distribution

This prospectus supplement in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus supplement in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as a placement agent, and should not be relied upon by investors.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & Hostetler, LLP. Certain legal matters in connection with this offering will be passed upon for the placement agent by Haynes and Boone, LLP.

EXPERTS

The consolidated financial statements of Monopar Therapeutics Inc. as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, incorporated in this prospectus supplement by reference to its Annual Report on Form 10-K for the year ended December 31, 2023, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a shelf registration statement on Form S-3 under the Securities Act with respect to the Common Stock we are offering by this prospectus supplement. This prospectus supplement does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus supplement to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, information statements and proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement of which this prospectus supplement forms a part, at the SEC’s website at www.sec.gov. We also maintain a website at http://www.monopartx.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10- Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement and the accompanying prospectus are a part the information and documents listed below that we have filed with the SEC:

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 9, 2024;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 9, 2024;

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024 (the “2023 Form 10-K”);

●

our Current Reports on Form 8-K, filed with the SEC on February 28, 2024, May 24, 2024, August 9, 2024 and October 24, 2024, to the extent the information in such reports is filed and not furnished; and

●

the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on September 30, 2019, as supplemented by the “Description of Capital Stock” beginning on page S-15 of this prospectus supplement and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the Common Stock made by this prospectus supplement and will become a part of this prospectus supplement from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus are delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Monopar Therapeutics Inc., Attention: Corporate Secretary, 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Our phone number is (847) 388-0349. You may also view the documents that we file with the SEC and incorporate by reference in this prospectus supplement on our corporate website at www.monopartx.com. The information on our website is not incorporated by reference and is not a part of this prospectus supplement.

PROSPECTUS

$100,000,000

Common Stock

We may offer and sell an indeterminate number of shares of our Common Stock from time to time under this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer our Common Stock in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell our Common Stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement.

This prospectus provides a general description of our Common Stock that we may offer. Each time we sell our Common Stock, we will provide specific terms of the Securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our Common Stock. This prospectus may not be used to consummate a sale of our Common Stock unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of December 15, 2022, the aggregate market value of our outstanding common stock held by non- affiliates, or public float, was approximately $20,041,719, based on 4,524,090 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $4.43 per share, which was the price at which our common stock was last sold on the Nasdaq Capital Market on November 8, 2022, calculated in accordance with General Instruction I.B.6 of Form S-3. Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “MNPR.”

We sold aggregate gross proceeds of $174,929 of our Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our Common Stock involves significant risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 4, 2023

SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information referred to under the heading “Risk Factors” in this prospectus beginning on page 2, and in the documents incorporated by reference into this prospectus.

Overview

We are a clinical stage biopharmaceutical company focused on developing proprietary therapeutics designed to extend life or improve quality of life for cancer patients. We are building a drug development pipeline through the licensing and acquisition of oncology therapeutics in late preclinical and clinical development stages. We leverage our scientific and clinical experience to help reduce the risk and accelerate the clinical development of our drug product candidates.

During 2022, we made significant strides in our clinical development programs and completed enrollment of the Phase 2b portion of our global Phase 2b/3 clinical trial of our lead product candidate, Validive (clonidine hydrochloride mucobuccal tablet; clonidine HCI MBT), for the prevention of chemoradiotherapy (“CRT”)-induced severe oral mucositis (“SOM”) in patients with oropharyngeal cancer (“VOICE” trial). We also continue to enroll and treat patients in a U.S.-based open-label, Phase 1b clinical trial of camsirubicin for the treatment of advanced soft tissue sarcoma (“ASTS”). We also continue to move forward with our preclinical programs, which include MNPR-101 RIT, a radioimmunotherapeutic (“RIT”) based on MNPR-101, a urokinase plasminogen activator receptor (“uPAR”)-targeted antibody, which continues development for the potential treatment of cancer and severe COVID-19 in collaboration with our partner, NorthStar Medical Radioisotopes, LLC and MNPR-202, an analog of camsirubicin designed to potentially treat doxorubicin- and camsirubicin-resistant cancers which is being tested in preclinical models by our collaborator, the Cancer Science Institute of Singapore at the National University of Singapore.

To complete the VOICE clinical program, including, if required, completing a second Phase 3 confirmatory clinical trial, we will require additional funding in the millions or tens of millions of dollars (depending on if we have consummated a collaboration or partnership or neither for Validive) which we are planning to pursue within the next 12 months. We also require additional funding to continue to develop camsirubicin through and beyond our ongoing Phase 1b clinical trial and to further fund our current and future product pipeline.

Our principal executive offices are located at 1000 Skokie Blvd, Suite 350, Wilmette, IL 60091. Our telephone number is (847) 388-0349.

RISK FACTORS

You should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our annual report on Form 10-K for the year ended December 31, 2021 and in our subsequent quarterly reports on Form 10-Q, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of which is incorporated by reference in this prospectus in its entirety, together with other information in this prospectus, and the information and documents incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus that we have authorized for use in connection with this offering before you make a decision to invest in our securities. If any of these events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

In this prospectus, unless the context suggests otherwise, references to “Monopar Therapeutics,” “Monopar,” the “Company,” “we,” “us” and “our” refer to Monopar Therapeutics Inc.

This prospectus is part of a “shelf” registration statement. By using a shelf registration statement, we may sell our Common Stock, as described in this prospectus, from time to time in one or more offerings. Each time we sell our Common Stock, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing our Common Stock, you should carefully read both this prospectus and any prospectus supplement, together with the additional information incorporated into this prospectus or described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, and have incorporated by reference, is accurate only as of the date on the front cover of this prospectus, or when such document was filed with the Securities and Exchange Commission (“SEC”). Our business, financial condition, results of operations and prospects may have changed since the relevant date.

Neither we, nor any of our officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment. You should not interpret the contents of this prospectus, any prospectus supplement, or any free writing prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our Common Stock.

We will not use this prospectus to offer and sell our Common Stock unless it is accompanied by a prospectus supplement that more fully describes the terms of the offering.

FORWARD-LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the 34 Act. All statements other than statements of historical facts included in this Prospectus are forward-looking statements. The words “hopes,” “believes,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “expects,” “intends,” “may,” “could,” “should,” “would,” “will,” “continue,” and similar expressions are intended to identify forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

●

our ability to raise sufficient funds within the next 12 months in order for us to (1) complete the Phase 3 portion of our ongoing Validive Phase 2b/3 clinical trial and, if required, complete a second confirmatory Phase 3 clinical trial, (2) continue the clinical development of camsirubicin through and beyond our ongoing Phase 1b dose escalation clinical trial, (3) support further development of potential MNPR-101-derived radioimmunotherapeutics (RITs) and companion diagnostics to treat cancer and severe COVID-19 (patients with SARS-CoV-2 infection), and (4) support further development of MNPR-101, MNPR-202 and related compounds; as well as our ability to further raise additional funds in the future to support any future product candidate programs through completion of clinical trials, and our current and future product candidate programs through the approval processes and, if applicable, commercialization;

●	our ability to find a suitable pharmaceutical partner or partners to further our development efforts, under acceptable financial terms;

●	risks and uncertainties associated with our research and development activities, including our clinical trials, regulatory submissions, and manufacturing and quality activities;

●	estimated timeframes for our clinical trials and regulatory reviews for approval to market products are uncertain;

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the rate of market acceptance and competitiveness in terms of pricing, efficacy, and safety, of any products for which we receive marketing approval, and our ability to competitively market any such products as compared to larger pharmaceutical firms;

●	the difficulties of commercialization, marketing, distribution and product manufacturing and overall strategy;

●	uncertainties of intellectual property position and strategy including new discoveries and patent filings;

●

our ability to attract and retain experienced and qualified key personnel and/or to find and utilize external sources of experience, expertise and scientific, medical and commercialization knowledge to complete product development and commercialization of new products;

●	the risks inherent in our estimates regarding the level of needed expenses, capital requirements and the availability and timing of required additional financing at acceptable terms;

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the impact of government laws and regulations including increased governmental control of healthcare and pharmaceuticals, resulting in direct price controls driving lower prices, other governmental regulations affecting cost requirements and structures for selling therapeutic products, and recent governmental legislation affecting other industries which may indirectly increase our costs of obtaining goods and services;

●	the uncertain impact of the COVID-19 pandemic on our ability to advance our clinical programs and raise additional financing;

●	the cumulative impact of domestic and global inflation or the potential for an economic recession increasing our costs of obtaining goods and services;

●	the uncertain impact of the Russia-Ukraine conflict on our clinical material manufacturing expenses and timeline, as well as on general economic, trade and financial market conditions; and

●	uncertainty of our financial and operational projections and the timelines for development of new competitive products and technologies.

Although we believe that the expectations reflected in such forward-looking statements are appropriate, we can give no assurance that such expectations will be realized. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements above and made elsewhere in this prospectus and future supplemental prospectuses. We undertake no obligation to update any statements made in this Prospectus or elsewhere, including without limitation any forward-looking statements, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

DESCRIPTION OF CAPITAL STOCK

We have the authority to issue 40,000,000 shares of Common Stock, $0.001 par value. As of December 15, 2022, there were 12,920,308 shares of our Common Stock issued and outstanding.

We have reserved 3,100,000 shares of our Common Stock for issuance under our 2016 Stock Incentive Plan, as amended (the “Plan”), and as of December 15, 2022, we have outstanding stock options to purchase up to 1,642,950 shares of our Common Stock, 307,202 of unvested restricted stock units and 2,790,434 shares of our Common Stock available for future stock awards under the Plan.

Common Stock

Voting Rights

The holders of shares of our Common Stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Shares of our Common Stock do not have cumulative voting rights. The election of our Board of Directors (“Board”) is decided by a plurality of the votes cast at a meeting of our stockholders by the holders of stock entitled to vote in the election.

Dividends

Holders of our Common Stock are entitled to receive such dividends as may be declared by our Board out of funds legally available therefor.

Liquidation

Upon our dissolution and liquidation, holders of our Common Stock are entitled to a ratable share of our net assets remaining after payments to our creditors.

Rights and Preferences

Our stockholders have no preemptive rights to acquire additional shares of our Common Stock or other securities. The shares of our Common Stock are not subject to redemption.

Preferred Stock

We have no preferred stock authorized or outstanding.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder" and the sale of more than 10% of our assets. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Election of Director by Plurality of Shares; Vacancies

Our Amended and Restated By-laws provide that directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of the stockholders and entitled to vote thereon, a quorum being present at such meeting. There is no cumulative voting, meaning that Directors may be elected with a vote of holders of less than a majority of the outstanding common stock.

Our Amended and Restated By-laws also provide that vacancies occurring on our Board may be filled by the affirmative votes of a majority of the remaining members of our Board or by the sole remaining director, and not by our stockholders. Such provisions in our corporate organizational documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management or hinder efforts to acquire a controlling interest in us. The inability to make changes to our Board could prevent or discourage an attempt to take control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our Amended and Restated By-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our Board. Stockholders at a special meeting may only consider matters set forth in the notice of the meeting. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that may be favored by the holders of a majority of our outstanding voting securities.

Super Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our Amended and Restated By-laws may be amended or repealed by a majority vote of our Board or the affirmative vote of the holders of at least a majority of the votes that all our stockholders would be entitled to cast in any election of Directors.

Registration Rights

We are subject to an agreement with TacticGem, LLC (“TacticGem”), our largest stockholder, which obligates us to file a Form S-3 or other appropriate form of registration statement covering the resale of any of our Common Stock by TacticGem, or its members Gem Pharmaceuticals, LLC, or Tactic Pharma, LLC, upon direction by TacticGem at any time after we have been subject to the reporting requirements of the 1934 Act for at least twelve months (the “Initial Holding Period”). We are required to use our best efforts to have such registration statement declared effective as soon as practical after it is filed. In the event that such registration statement for resale is not approved by the SEC, and TacticGem submits a written request, we are required to prepare and file a registration statement on Form S-1 registering such Common Stock for resale and to use our best efforts to have such registration statement declared effective as soon as practical thereafter. After registration, pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act other than pursuant to restrictions on affiliates under Rule 144.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MNPR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer, LLC (“VStock”). VStock’s address is 18 Lafayette Place, Woodmere, NY 11598.

PLAN OF DISTRIBUTION

We may sell our Common Stock covered in this prospectus in any of three ways (or in any combination):

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser; or

●	through agents.

The distribution of our Common Stock may be effected from time to time in one or more transactions:

●	at market prices prevailing at the time of sale;

●	at prices related to such prevailing market prices; or

●	at negotiated prices.

Each time that we use this prospectus to sell our Common Stock, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of our Common Stock, including:

●	the name or names of any underwriters, dealers or agents and the amounts of any of our Common Stock underwritten or purchased by each of them; and

●	the public offering price of our Common Stock and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of our Common Stock, our Common Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our Common Stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase our Common Stock will be subject to certain conditions precedent. The underwriters may be obligated to purchase all of our Common Stock if they purchase any of our Common Stock.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our Common Stock and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our Common Stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell our Common Stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell our Common Stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use our Common Stock pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of our Common Stock, and may use our Common Stock received from us in settlement of those derivatives to close out any related open borrowings of our Common Stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL MATTERS

Certain legal matters will be passed upon for us by Baker & Hostetler, LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements of Monopar Therapeutics Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, incorporated in this Prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this shelf registration statement on Form S-3 under the Securities Act with respect to our Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, information statements and proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. We also maintain a website at http://www.monopartx.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10- Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus or the accompanying prospectus supplement.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information and documents listed below that we have filed with the SEC (Commission File No. 000- 55866):

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 10, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

●	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022 (“2021 Form 10-K”);

●

the information specifically incorporated by reference into our 2021 Form 10-K from our Proxy Statement regarding our Annual Meeting of Stockholders on June 28, 2022, on DEF14A, filed with the SEC on April 29, 2022;

●	our Current Reports on Form 8-K, filed with the SEC on April 1, 2022, April 20, 2022, and June 30, 2022, to the extent the information in such reports is filed and not furnished; and

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the description of our Common Stock contained in our Registration Statement on Form 8-A, registering our Common Stock under Section 12(b) under the Exchange Act, filed with the SEC on September 30, 2019, as supplemented by the "Description of Capital Stock" beginning on page 5 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to Monopar Therapeutics, Inc., Attention: Corporate Secretary, 1000 Skokie Blvd., Suite 350, Wilmette, IL 60091. Our phone number is (847) 388-0349. You may also view the documents that we file with the SEC and incorporate by reference in this Prospectus on our corporate website at www.monopartx.com. The information on our website is not incorporated by reference and is not a part of this prospectus.

                                                   Shares of Common Stock

PROSPECTUS SUPPLEMENT

Rodman & Renshaw LLC

The date of this Prospectus Supplement is           , 2024